EXHIBIT 3.8

Amended and Restated Articles of Incorporation
filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

ID number:		19871288303

1.	Entity name:	WENDY’S OF DENVER, INC.

(If changing the name of the corporation, indicate name BEFORE the name change)

2.	New Entity name:
(if applicable)
		❑	“bank” or “trust” or any derivative thereof
3.	Use of Restricted Words (f any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	❑	“credit union” ❑ “savings and loan”
		❑	“insurance”, “casualty”, “mutual”, or “surety”

4.	If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:	(mm/dd/yyyy)

OR

If the corporation’s period of duration as amended is perpetual, mark this box: ☑

5.	The amended and restated constituent filed document is attached.

6.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

7.	(Optional) Delayed effective date:

(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
		Power	Amelia	E.

		(Last)	(First)	(Middle) (Suffix)

c/o Holland & Hart LLP

(Street name and number or Post Office Box information)

555 17th Street, Suite 3200

		Denver	CO	80202

		(City)	(State)	(Postal/Zip Code)

United States

		(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing mark this box ❑ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

WENDY’S OF DENVER, INC.

          Pursuant to the Colorado Business Corporation Act, Wendy’s of Denver, Inc. adopts the following Amended and Restated Articles of Incorporation:

          FIRST: The name of the corporation is WENDY’S OF DENVER, INC.

          SECOND: The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. The corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The corporation may conduct part or all of its business in any part of the world.

          THIRD: (a) The aggregate number of shares that the corporation shall have authority to issue is one hundred thousand (100,000) shares of common stock, no par value per share.

                        (b) The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Act. The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution.

                        (c) Cumulative voting shall not be permitted in the election of directors or otherwise.

                        (d) Unless otherwise stated in the Bylaws of the corporation, any action required or permitted to be taken pursuant to Articles 101 to 117 of the Act may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

          FOURTH: The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors.

          FIFTH: The street address of the registered office of the corporation is 1560 Broadway, Suite 2090, Denver, CO 80202. The name of the registered agent of the corporation at such address is Corporation Service Company.

          SIXTH: The address of the initial principal office of the corporation is 4288 W. Dublin-Granville Rd., Dublin, OH 43017.

          SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

                              (a) Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or an employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation’s request. The corporation shall further have the authority, to the maximum extent permitted by law, to purchase and maintain insurance providing such indemnification.

                              (b) Limitation on Director’s Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of § 7-106-401 of the Act or the Articles of Incorporation if it is established that the director did not perform his duties in compliance with § 7-108-401 of the Act, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution that exceeds what could have been distributed without violation of § 7-106-401 of the Act or the Articles of Incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.